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                                                     Exhibit 2.1

                   PURCHASE AND SALE AGREEMENT

     This Purchase and Sale Agreement ("Agreement"), made as of the 17th day of June, 1997 by and between

     HOME PROPERTIES OF NEW YORK, L.P., a New York limited partnership, having its principal office at 850 Clinton
     Square, Rochester, New York 14604, (herein called "Buyer"), and the individuals listed on the attached Schedule A (herein the "Contributing Partners"), who have addresses as listed on the attached Schedule A.

                      W I T N E S S E T H:

     WHEREAS, the Contributing Partners are all of the general partners of Hill Court Apartments South Company, a New York general partnership (the "Partnership");

     WHEREAS, the Partnership owns a 95 unit apartment community and adjacent land located in the town of Irondequoit, County of Monroe, State of New York, commonly known as Hill Court
Apartments South, all as more particularly described below;

     WHEREAS, Buyer desires to purchase all of the partnership interests (the "Partnership Interests") in the Partnership and to thereby acquire that property, upon the happening of certain events;

     NOW, THEREFORE, in consideration of the property, mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency whereof being hereby acknowledged, the parties hereby agree as follows:

1. REAL PROPERTY DESCRIPTION. The Real Property to be acquired consists of one or more parcels of land known as Hill Court Apartments South which includes 95 apartments (the "Project"), located in the Town of Irondequoit and State of New York, more particularly described on Exhibit A, attached hereto, together and including all buildings and other improvements thereon, including but not limited to, the 95 apartment units, and all rights of the Partnership in and to any and all streets, roads, highways, alleys, driveways, easements and rights-of-way appurtenant thereto (the foregoing are hereafter collectively referred to as the "Property").

2. OTHER ITEMS. The following items now in or on the Property, are included in this sale and shall become the property of Buyer at Closing (as hereafter defined):

     A    all heating, plumbing and lighting fixtures,

     B ranges, refrigerators, disposals and dishwashers (one of each for each apartment unit),

     C    water heaters,



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     D    any and all bathroom fixtures, wall-to-wall carpeting,
          traverse rods, exhaust fans, hoods, signs, screens, maintenance building, model unit furniture, fences, carpeting and runners, cabinets, mirrors, shelving, any humidifier and dehumidifier units, air conditioning units other than such units owned by tenants, mail boxes, office furniture, and related equipment in connection with the Project, and

     E any fixtures appurtenant to the Property and any other furniture or equipment used in connection with the operation and maintenance of the Property, including the truck used in connection with the operation and maintenance of the Property (the "Truck") (hereinafter with the items listed in A-D above, collectively, the "Other Items").

     Substantially all of the Other Items are in good working order and condition now or will be so at the time of Closing and will be acquired by the Buyer free and clear of all liens and encumbrances.

3. EXCEPTIONS. Buyer agrees to accept title to the Partnership's interest in the Property subject only to the following:

     A Restrictive covenants of record common to the tract or subdivision, provided same have not been violated, unless said violations have been released under Section 2001 of the Real Property Actions and Proceedings Law; and

     B water line, sanitary sewer, drainage, gas line and main, electrical, telephone easements and other easements of record provided that, no building or other improvements, including Project signage, are located over the area covered by such easement or are adversely affected.

4.   PRICE AND MANNER OF PAYMENT.

     A The purchase price for the Partnership Interests shall be a total of Two Million Eight Hundred Ninety-One Thousand Three Hundred and Four and NO/100 ($2,891,304) (the "Purchase Price") payable at the option of each of the Contributing Partners by:
          (i) issuance of limited partnership units in the Buyer (the `Units") as described below; or (ii) payment at closing by check or wire transfer to an account designated by the Representative (hereinafter defined).

     B Each of the Contributing Partners shall have the right to elect to receive their portion of the Purchase Price in cash or in Units, provided however that only those Contributing Partners who can establish that they are Accredited Investors under the securities laws may elect to receive Units. In the event that a Contributing Partner elects to receive Units, the number of Units they will receive will be equal to their percentage share of the Purchase Price as set forth on the attached Schedule A divided by the "Market Value" of a Unit. The Market Value of a Unit shall be equal to the average closing price for 5 consecutive trading days prior to, but not including, the Closing Date of a share of common stock of Home Properties of New York, Inc., ("HME") as listed on the New York Stock Exchange.



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     C    No less than 5 business days prior to the Closing Date, the
          Representative shall notify the Buyer as to each of the Contributing Partner's election to receive cash or Units.

     D The initial distribution payable with respect to Units issued as part of the Purchase Price shall be made on the date on which HME pays the dividend to the holders of its common stock that relates to the earnings for the calendar quarter in which the Units were issued and shall be pro-rated such that the Contributing Partners receiving Units shall receive a pro-rata distribution for the period from the date on which the Units were issued to and including the last day of the calendar quarter in which the Units were issued.

5. ADJUSTMENTS AT CLOSING. The following shall be adjusted and prorated between the Contributing Partners and the Buyer at Closing as if the Buyer was the owner of the Partnership
     Interests and the Property as of midnight of the night preceding the Closing Date and shall be paid in cash at Closing:

     A    current fiscal year real estate taxes,

     B    water charges,

     C    sewer charges,

     D    fuel,

     E    electricity,

     F all rentals and security deposits (including interest thereon) pursuant to the leases,

     G    charges under the Service Contracts,

     H    laundry income;

     I any other charges incurred with respect to the Property which the Partnership is obligated to pay; and

     J    Rents.

          (1) All rent payments due for the month of Closing shall be deemed collected by the Contributing Partners and prorated as between the parties as of the Closing.

          (2) All rent collected after Closing, for any period prior to Closing, shall belong to Contributing Partners and, if paid to Buyer, Buyer shall promptly send such rent to the Representative.

          (3) All rent collected by the Contributing Partners or the Partnership, prior to the Closing, for rental periods subsequent to Closing shall be paid to Buyer at Closing.



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          (4)  All rent collected by Buyer, the Partnership or the
               Contributing Partners for rental periods after the Closing shall belong to Buyer and, if paid to the Contributing Partners, the Contributing Partners shall promptly send such rent to Buyer.

          The Buyer agrees to use reasonable efforts after the Closing to collect delinquent rentals owed to the Partnership with respect to the Contributing Partners period of ownership, provided that nothing herein shall require Buyer or the Partnership to institute legal proceeding against any resident whose rental payments are delinquent. Any rents collected after Closing which are applicable to arrearages which arose during the Contributing Partners period of ownership shall be paid by the Partnership to the Representative, net of the expenses of collection.
     If Buyer fails to collect any rents due to the Contributing Partners within 90 days following the Closing, the Representative, on behalf of the Contributing Partners, may proceed to collect the same in his own name. Nothing herein shall make the Buyer liable to the Contributing Partners for any failure to collect arrearages.

          Any error in the calculation of adjustments shall be corrected subsequent to Closing with appropriate credits to be given based upon corrected adjustments, provided, however, that the adjustments (except if errors are caused by misrepresentations) shall be final upon expiration of the sixtieth day after Closing.

6. COSTS. Buyer shall pay all recording fees, Buyer's attorneys' fees, the costs of obtaining a binder or commitment from a title insurance company, the premium for Buyer's title insurance policy, and all other costs and expenses incidental to or in connection with closing this transaction customarily paid for by the purchaser of similar property. The Contributing Partners shall pay the transfer tax, attorneys' fees, if any, incurred by them in connection with this transaction, and all other costs and expenses incidental to or in connection with closing this transaction customarily paid for by the seller of similar property.

7. SEARCH AND SURVEY. The Representative shall furnish and deliver to the Buyer within ten (10) days after the date of this Agreement fully guaranteed tax, title and United States District Court searches, and searches under the Uniform Commercial Code of records in the appropriate offices as against the Partnership and the Contributing Partners, dated or redated subsequent hereto, and a copy of the most recent instrument survey of the Property. Prior to Closing, the Representative shall deliver to Buyer an update of the instrument survey previously delivered, dated or redated subsequent hereto certified to such persons and organizations as may be designated by Buyer, made by a land surveyor duly licensed by the State of New York, showing the boundaries of the land conveyed hereunder, all improvements thereon and the location of all easements, all improvements thereon and the location of all easements, rights-of-way or similar encroachments affecting same, prepared and certified in accordance with the code of practice adopted by the New York State Association of Professional Land Surveyors. Notwithstanding the foregoing, the redated survey must not differ in any material respects from the survey initially delivered to and reviewed by Buyer. The Contributing Partners shall pay for the continuation of said tax, title, United States District Court, local tax and Uniform Commercial Code searches to and including the date of Closing and for any required revenue stamps in connection with the transfer.



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8.   TITLE DOCUMENTS. At the time of Closing, each of the
     Contributing Partners shall tender to Buyer an assignment of all their Partnership Interests in the Partnership free and clear from all liens and encumbrances as well as such amendments to the partnership agreement and certificates of the Partnership as shall be necessary or appropriate to effectuate the transfer. The Representative shall also deliver to Buyer a certificate of title and any necessary transfer documents relating to the Truck, a current rent roll ("Rent Roll") certified, as of the date of Closing, which shall include a list of all tenants, all rental obligations of each tenant with respect to the Property and all security deposits. At Closing, the Representative shall deliver complete originals of each lease listed on the Rent Roll.

9. INSPECTION. Upon and after acceptance of this Agreement by the Contributing Partners, the Contributing Partners agree that Buyer and its authorized representatives shall have the right and privilege to enter upon the Property and the Partnership's offices, upon reasonable notice, during regular business hours, for the purpose of gathering such information and conducting such environmental and engineering studies or other tests and reviews as Buyer may deem appropriate and necessary. All such inspections, studies, tests and reviews shall be at Buyer's sole expense. The Contributing Partners agree to cooperate with Buyer by making available to Buyer such records, plans, drawings or other data as may be in their or the Partnership's possession or control relating to the Property and its operation; provided, however, that Buyer agrees to indemnify the Contributing Partners and the Partnership of and from any loss or damage occasioned by such entry, and agrees further to restore to its original condition, at Buyer's own cost and expense, any property disturbed by such entry.

10.  TITLE EXAMINATION; OBJECTIONS TO TITLE.

     A Within ten (10) banking days after receipt of the title and survey documents described in Section 7 above, Buyer agrees to furnish to the Representative a specification in writing of any objection to title that Buyer believes it is not required to take title subject to, which shall not include the exceptions permitted in Section 3 of this Agreement. The Representative may, but shall not be required to, bring any action or proceedings or take such other action as may be appropriate to render title to the Property marketable.

     B The Representative shall have ten (10) banking days from receipt of notice, if any, from Buyer of its title objections within which it must notify Buyer in writing if it cannot cure.

     C In the absence of such notice from the Representative, the Contributing Partners shall be obligated to cure the title objections, if any, made by Buyer. If the Representative notifies Buyer that it is unable to convey a good and marketable title to the property described above, subject to and in accordance with the provisions of this contract, then, except as hereinafter provided, Buyer may elect, by written notice to the Representative, to either:

          (1) terminate this Agreement by notice delivered to the Representative within five (5) banking days of receipt of the Representative's notice that it cannot cure the title objections, in which event, this Agreement shall wholly cease and terminate, and neither party shall have any further claim against the other by reason of this Agreement; or


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          (2)  proceed with the purchase, provided the Representative is able to obtain a commitment for title insurance and thereafter pay the premium for said title insurance endorsement(s) which insure the exception(s) on behalf of the Buyer.

          Notwithstanding anything to the contrary contained herein, Buyer may accept such title as the Contributing Partners may be able to convey, without reduction of the Purchase Price or any credit or allowance against the same and without any other liability on the part of the Contributing Partners and if Buyer elects to do so, the Contributing Partners shall have no right to terminate this Agreement as hereinabove provided.

     D If a search of the title discloses judgments, bankruptcies or other returns against other persons having names the same as or similar to that of the Partnership or the Contributing Partners, the Representative will on request deliver to Buyer an affidavit showing that such judgments, bankruptcies or other returns are not against the Partnership or the Contributing Partners.

     E The Representative agrees that, upon the request of the Buyer, it will provide an affidavit in such form and with such content as shall allow the Buyer to obtain a non-imputation endorsement to the title policy purchased by the Buyer.

11. USE OF PROPERTY. The Contributing Partners represent that the Property and any improvement thereon are in full compliance with restrictive covenants, statutes, ordinances, regulations, and/or other administrative enactments including, but not limited to building codes and zoning ordinances for the present use as a multi residential dwelling.

12. CLOSING DATE. The Closing shall occur within 15 days after the end of the Due Diligence Period (as hereinafter defined) (the "Closing" or "Closing Date") at the Buyer's office, or at such other time and place as may be mutually agreed upon.

13. POSSESSION. Buyer shall have possession and occupancy of the Property from and after the date of delivery of the assignments of Partnership Interests, subject only to matters herein provided for.

14.  BROKER'S COMMISSION. The Contributing Partners represent to
     Buyer that they did not employ any broker in connection with this sale. The Buyer represents that it employed Joseph Sanfilippo as broker and agrees that it will pay any fees or commissions due as a result of the Buyer's employment of that broker. The Contributing Partners and Buyer each agree to indemnify the other for any and all claims and expenses, including legal fees, if any other fees or commission is determined to be due by reason of the employment of any other broker by the indemnifying party. This representation and indemnity shall survive the Closing.

15. RISK OF LOSS. The risk of loss or damage to all or part of the Partnership's interest in the Property by fire or other casualty or by taking by eminent domain, until Closing, shall be assumed by the Contributing Partners and upon the happening of such event, Buyer shall have the election of terminating this Agreement without further liability hereunder, or of completing this purchase and receiving the Partnership's share of insurance


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     monies, collectible for such loss or damage, or the award
     for such taking by eminent domain.

16.  CONDITIONS PRECEDENT.

     A It shall be a condition to Buyer's obligations to close that all of the representations and warranties of the Contributing Partners are true and correct as of the Closing;

     B It shall be a condition to Buyer's obligation to close that there are at Closing 95apartment units in rentable condition, which are all in compliance with federal, state, county or local laws, ordinances, rules and regulations;

     C Buyer shall have thirty (30) days after the date of this Agreement (the "Due Diligence Period") within which to review and inspect the Property and the Other Items (including, but not limited to, performing engineering and Phase I environmental studies), the Partnership's books and records pertaining to the Property and the Other Items, matters relating to zoning compliance and compliance by the Property and the Other Items with other applicable governmental regulations, the market in which the Property operates, the documents relating to the Existing Loan, the tax assessment on the Property as it relates to the Purchase Price and to the assessment on comparable properties and such other matters as Buyer shall deem reasonably necessary or appropriate in connection with the Property and the Other Items. If Buyer determines that it does not wish to purchase the Partnership Interests as a result of its findings during the Due Diligence Period and notifies the Representative of such decision within the Due Diligence Period, this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement. Buyer's failure to object within the Due Diligence Period shall be deemed a waiver by Buyer of the condition contained in this Section 16(C).

     D It shall also be a condition to Buyer's obligation to close that during the Due Diligence Period, the Buyer shall obtain the approval of the Board of Directors (the "Board") of its general partner - Home Properties of New York, Inc., - to the acquisition of the Partnership Interests on the terms and conditions described herein. If Buyer does not obtain the Board's approval within the Due Diligence Period, the Buyer shall promptly notify the Representative in which event this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement. Buyer's failure to notify the Representative within the Due Diligence Period of its failure to obtain Board approval shall be deemed a waiver by Buyer of the conditions contained in this Section 16(E).

     E It shall be a condition to Buyer's obligation to close that as of the Closing Date each of the Contributing Partners shall have provided the Buyer with an indemnification in the form of Exhibit B hereto and shall, upon execution of this Agreement, also have executed the Agency Agreement in the form attached hereto as Exhibit C whereby Joseph M. Lobozzo II (the "Representative") is appointed as the representative of the Contributing Partners.

          It is understood that the contingencies set forth herein are for Buyer's benefit and may be waived by
     Buyer at any time. If the above contingencies are not
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     waived by the Buyer, the Buyer shall have the right to
     terminate this Agreement by written notice to the Representative. In the event of such a termination, this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement.

17.  ENVIRONMENTAL CERTIFICATION. By acceptance of this
     Agreement, each of the Contributing Partners represents, warrants, and certifies to Buyer that such Contributing Partner has no knowledge of any violation, and has received no notice of any violation of any applicable Environmental Laws (below defined). To the best of each of the Contributing Partner's knowledge, the Partnership and such Contributing Partner has not, nor has any other person, used, generated, stored, dumped, released, buried, dispersed or emitted any Hazardous Substance on the Property nor are there any transformers or underground tanks on the Property, nor is there a violation of any Environmental Laws with respect to the current use of the Property. "Environmental Laws" shall mean all federal, state and local environmental, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance and the rules, regulations, and orders with respect thereto. "Hazardous Substance" means, without limitation, any flammable, explosive or radioactive material, polychlorinated biphenyl, petroleum or petroleum product, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials, as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Appendix Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601, et seq.), Articles 15 and 27 of the New York State Environmental Conservation Law or any other Environmental Law and the regulations promulgated thereunder applicable on the effective date of this Agreement. From the date of acceptance hereof to and including the date of Closing, each of the Contributing Partners shall immediately provide Buyer with a copy of any notice, citation, complaint or other directive from any person, entity or governmental authority whereby the Partnership's or such Contributing Partner's compliance with Environmental Laws is called into question, and immediately notify Buyer of any new information or other developments which could tend to supplement or modify the information contained herein.

18.  REPRESENTATIONS AND WARRANTIES OF SELLER. Each of the
     Contributing Partners represents and warrants to Buyer as of the date hereof and as of Closing, that:

     A To the best of such Contributing Partner's knowledge after due inquiry, the Partnership and such Contributing Partner has no liability or obligation of any nature which in any way affects or is related to the Property, the Other Items or the Partnership Interests whether now due or to become due, absolute, contingent or otherwise, including liabilities for taxes (or any interest or penalties thereto) other than disclosed in this Agreement.

     B To the best of such Contributing Partners' knowledge, after due inquiry, there is no litigation, proceeding or investigation pending, or to the knowledge of such Contributing Partners threatened, against or affecting the Partnership or such Contributing Partner that might affect or relate to the validity of this Agreement, any action taken or to be taken pursuant hereto, or the Property, the Other Items



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          or the Partnership Interests or any part or the
          operation thereof, whether or not fully covered by insurance.

     C To the best of such Contributing Partners' knowledge after due inquiry, the Partnership has complied with and is not in default under, or in violation of, or received any notice that the Partnership, the Property or the Other Items may be in violation of, any law, ordinance, rule, regulation or code or condition in any approval or permit pursuant thereto (including without limitation, any zoning, sign, environmental, labor, safety, health or price or wage control, ordinance, rule, regulation or order of) applicable to the ownership, development, operation or maintenance of the Property or the Other Items.

     D To the best of such Contributing Partner's knowledge after due inquiry, there are no written leases affecting the Property with a term greater than one (1) year.

     E To the best of such Contributing Partner's knowledge after due inquiry, there is no pending condemnation of the Property, or any part thereof, or of any plans for improvements which might result in a special assessment against the Property.

     F Such Contributing Partner and, to the best of such Contributing Partner's knowledge, the Partnership has not received any written notice or request from any insurance company, Board of Fire Underwriters (or organization exercising functions similar thereto) requesting the performance of any work or alteration in respect of the Property or the Other Items.

     G Security deposits held by the Partnership will be correctly identified as of Closing with respect to the Property.

     H To the best of such Contributing Partner's knowledge after due inquiry, there are no Service Contracts with respect to the Property or the Other Items which will continue in effect after the Closing except as set forth on Schedule "B" attached hereto.

     I To the best of such Contributing Partner's knowledge after due inquiry, there are no executory contracts connected with the Property or the Other Items, except as set forth on Schedule "C" attached hereto. The Partnership and the Partnership's employees and agents have not let, and will not let any contracts for improvements to the Property which will not be fully completed and fully paid for prior to Closing.

     J Until Closing, the Partnership shall continue to fulfill all of its obligations under the terms of the Leases encumbering the Property, and under the Service Contracts, and the Partnership shall operate, maintain and repair all landscaping, buildings, fixtures and facilities, in accordance with normally accepted business principles, and the Partnership shall continue to operate the Property in a commercially reasonable manner.

     K To the best of such Contributing Partner's knowledge after due inquiry, the financial information previously provided to Buyer with respect to the Property is substantially accurate.



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     L    To the best of such Contributing Partner's knowledge after due inquiry, all of the ranges and refrigerators located within the apartment units are the property of the Partnership and not of the tenants.

     M This Agreement has been duly authorized, executed and delivered and constitutes a legal and binding obligation of such Contributing Partner, enforceable in accordance with its terms, except as may be limited by bankruptcy and other laws affecting creditors' rights generally.

     N Neither the entry into this Agreement, nor the carrying out of the transactions contemplated herein has resulted or will result in any violation of, or be in conflict with, or result in the creation of, any mortgage, lien, encumbrance or charge (other than those contemplated hereby) upon any of the properties or assets of the Partnership or the Contributing Partner pursuant to, or constitute a default under, any certificate of incorporation, by-law, partnership agreement, or mortgage, indenture, contract, agreement, instrument, franchise, permit, judgment, decree, order, statute, rule or regulation applicable to the Partnership, the Contributing Partner or the Property.

     O    To the best of such Contributing Partner's knowledge, no
          consent or approval by, or authorization of, or filing, registration or qualification with, any federal, state or local
          governmental   authority, bureau, department or agency, or any
          corporation, person or other entity is required as of the Closing either for the execution, delivery or performance of this Agreement by such Contributing Partner, or in connection with the consummation by such Contributing Partner of the transactions contemplated by this Agreement.

     P The Partnership is now, or will be on the Closing Date, the lawful owner of 100% of the fee interest in the Property and the Other Items.

     Q The Contributing Partners have the interest in the Partnership as indicated on the attached Schedule A.

          The representations and warranties of the Contributing Partners contained in this Agreement, the statements in any Exhibit or Schedules attached to this Agreement, or other instruments furnished to Buyer at or prior to Closing pursuant to this Agreement, or in connection with the transactions contemplated pursuant to this Agreement, do not contain any untrue statements of a material fact, or fail to state a material fact necessary to make it not misleading.

          The representations and warranties contained herein shall survive delivery of the assignment of the Partnership
     Interests and shall not merge therein.

          Each of the Contributing Partners acknowledges that each of the representations made by it in this paragraph 18 and elsewhere in this Agreement is material to Buyer hereunder. As to any representation or warranty set forth herein, each of the Contributing Partners shall indemnify, defend and hold Buyer safe and harmless from and against any and all loss, damage, claim, counterclaim, cause of action, cost or expense, including, without limitation, reasonable attorneys' fees and disbursements at both trial and appellate levels, suffered, paid or incurred by, or asserted against Buyer, directly or indirectly, whether foreseen or unforeseen, and whether for personal injury or death or for property damage or otherwise by reason of such Contributing Partner's



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



     breach of any warranty or obligation under this Agreement or if any representation of such Contributing
     Partner in this Agreement is wholly or partially untrue.

          Irrespective of anything to the contrary contained herein the representations and warranties of the Contributing Partners, herein contained, shall expire and be of no further effect upon the expiration of 12 months after Closing. This expiration shall not apply to any breach of warranty or representation which arises out of an intentional material misrepresentation made by any Contributing Partner.

19. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as of the date hereof and as of the
     Closing:

          a) Buyer is and will be as of the date of Closing duly organized, validly existing and in good standing under the laws of the State of New York and has all the requisite power and authority to enter into and carry out this Agreement according to its terms.

          b) Subject to the receipt of the approval of the Board, this Agreement has been duly authorized, executed and delivered and constitutes a legal and binding obligation of Buyer, enforceable in accordance with its terms, except as may be limited by bankruptcy and other laws affecting creditors' rights generally.

          c) To the best of its knowledge after due inquiry, there is no litigation, proceeding or investigation pending, or to the knowledge of Buyer threatened, against or affecting Buyer or the partners of Buyer that might affect or relate to the validity of this Agreement or any action taken or to be taken pursuant hereto, or that might have a material adverse effect on the business or operations of the Buyer.

          d) Buyer will cause the Partnership to pay and does hereby indemnify the Partners against any obligations of the Partners to pay the legal fees owed to James S. Grossman, Esq. in connection with the reduction in the real property assessment of the Property to take effect on September 1, 1997, provided that the amount of those fees shall not exceed 50% of the savings resulting from that lower assessment realized with respect to the 1997/1998 town and school tax and the 1998 county tax.

20. ASSIGNMENT. This Agreement, and all rights of Buyer hereunder, may be assigned byBuyer to any affiliate without the Contributing Partners' or the Representative's prior consent. Any other assignment by Buyer shall require the Representative's prior written consent, which consent shall not be unreasonably withheld. Any assignment by the Buyer shall not relieve the Buyer of any obligation of the Buyer created by this Agreement.

21. NOTICE. All notices given pursuant to any provisions of this Agreement shall be in writing and shall be effective only if delivered personally, or sent by registered or certified mail, postage prepaid or sent by a national over-night carrier, to the addresses set forth below:

     To the Contributing Partners  Joseph M. Lobozzo II
     c/o their Representative:     c/o JML Optical Industries,
                                   Inc.
                                   690 Portland Avenue
                                   Rochester, NY 14621-5196

     To Buyer:                     HOME PROPERTIES OF NEW YORK,
                                   L.P.
                                   Attn: Norman Leenhouts,
                                   Chairman
                                   850 Clinton Square
                                   Rochester, New York 14604

22. PLANS. The Contributing Partners agree to provide Buyer with all plans and architectural drawings in their possession for the improvements completed at the Property, including, without limitation, all "as-built" plans in their possession and the Contributing Partners further agree that they will endeavor to turn over the same to Buyer promptly upon execution of this Agreement.

23. APPLICABLE LAW. This Agreement shall be construed and governed in accordance with the laws of the State of New York.

24. ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement between the parties, and any and all prior understandings or agreements, whether written or oral, are hereby merged into this Agreement. This Agreement cannot be modified except by a written instrument signed by the parties hereto.

25. BINDING AGREEMENT. This Agreement shall not be binding or effective until properly executed by Buyer and Seller.

26. CONFIDENTIALITY. By execution of this Agreement and except as otherwise provided herein, prior to the Closing each of the Contributing Partners and Buyer agree to keep any and all information with respect to the transactions contemplated by this Agreement strictly confidential, and will not disclose any such information, without the other's prior written consent. Buyer may disclose the existence of this Agreement to the extent necessary to conduct its due diligence with respect to the Property.

27. FINANCIAL ACCESS. The Representative will provide a signed representation letter as prescribed by Generally Accepted Auditing Standards as promulgated by the Auditing standards Division of the American Institute of Public Accountants which representation is required to enable an Independent Public Accountant to render an opinion on such financial statements. The Contributing Partners will provide access by Buyer's representatives, to all financial and other information relating to the Property as is sufficient to enable them to prepare audited financial statements, at Buyer's expense, in conformity with Regulation S-X of the Securities and Exchange Commission (the "Commission") and any registration statement, report or disclosure statement required to be filed with the Commission.

28. PRE-TRANSFER PARTNERSHIP LIABILITIES. Buyer agrees to assume only those liabilities with respect to the Partnership, the Partnership Interests and the Property as are specifically described herein. To insure payment of any additional liabilities not assumed by the Buyer herein, Buyer and the Contributing Partners will enter into the Agreement attached hereto as Exhibit D relating to the escrow of certain funds to pay for any such additional liabilities (the "Escrow Agreement'). To the extent that there are now or in the future any additional liabilities not assumed by the Buyer herein and not paid for from the proceeds held under the Escrow Agreement, the Contributing Partners shall assume responsibility for those payments.

     IN WITNESS WHEREOF, the parties hereto have caused this Instrument to be executed as of the day and date first above written.

               HOME PROPERTIES OF NEW YORK, L.P.

               By:       Home Properties of New York, Inc.
                         General Partner

               By:       /s/ Norman Leenhouts

               Title:    Chairman

               For purposes of agreeing to perform the
               obligations of the Representative hereunder.

               /s/ Joseph M. Lobozzo II
               ------------------------------
               Joseph M. Lobozzo II

               CONTRIBUTING PARTNERS

               /s/ Joseph M. Lobozzo II
               ------------------------------
               Joseph M. Lobozzo II

               /s/ Gabriel W. Gruttardaro
               ------------------------------
               Gabriel W. Gruttardaro

               /s/ Anthony M. Julian
               ------------------------------
               Anthony M. Julian

               /s/ John M. DiProsa
               ------------------------------
               John M. DiProsa

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
                   PURCHASE AND SALE AGREEMENT


          This Purchase and Sale Agreement ("Agreement"), made as of the 17th day of June, 1997 by and between

          HOME PROPERTIES OF NEW YORK, L.P., a New York limited partnership, having its principal office at 850 Clinton
          Square, Rochester, New York 14604, (herein called
          "Buyer"), and

          the individuals listed on the attached Schedule A
          (herein the "Contributing Partners"), who have addresses as listed on the attached Schedule A.


                      W I T N E S S E T H:

     WHEREAS, the Contributing Partners are all of the general partners of Hudson Apartments Company, a New York general partnership (the "Partnership");

     WHEREAS, the Partnership owns a 135 unit apartment community and adjacent land located in the town of Irondequoit, County of Monroe, State of New York, commonly known as Hudson Arms
Apartments, all as more particularly described below;

     WHEREAS, Buyer desires to purchase all of the partnership interests (the "Partnership Interests") in the Partnership and to thereby acquire that property, upon the happening of certain events;

     NOW, THEREFORE, in consideration of the property, mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency whereof being hereby acknowledged, the parties hereby agree as follows:

1. REAL PROPERTY DESCRIPTION. The Real Property to be acquired consists of one or more parcels of land known as Hudson Arms Apartments which includes 135 apartments (the "Project"), located in the Town of Irondequoit and State of New York, more particularly described on Exhibit A, attached hereto, together and including all buildings and other improvements thereon, including but not limited to, the 135 apartment units, and all rights of the Partnership in and to any and all streets, roads, highways, alleys, driveways, easements and rights-of-way appurtenant thereto (the foregoing are hereafter collectively referred to as the "Property").

2. OTHER ITEMS. The following items now in or on the Property, are included in this sale and shall become the property of Buyer at Closing (as hereafter defined):

     A    all heating, plumbing and lighting fixtures,

     B ranges, refrigerators, disposals and dishwashers (one of each for each apartment unit),

     C    water heaters,

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

     D any and all bathroom fixtures, wall-to-wall carpeting, traverse rods, exhaust fans, hoods, signs, screens, maintenance building, model unit furniture, fences, carpeting and runners, cabinets, mirrors, shelving, any humidifier and dehumidifier units, air conditioning units other than such units owned by tenants, mail boxes, office furniture, and related equipment in connection with the Project, and

     E any fixtures appurtenant to the Property and any other furniture or equipment used in connection with the operation and maintenance of the Property, including the truck used in connection with the operation and maintenance of the Property (the "Truck") (hereinafter with the items listed in A-D above, collectively, the "Other Items").

          Substantially all of the Other Items are in good working order and condition now or will be so at the time of Closing and will be acquired by the Buyer free and clear of all liens and encumbrances.

3. EXCEPTIONS. Buyer agrees to accept title to the Partnership's interest in the Property subject only to the following:

     A. Restrictive covenants of record common to the tract or subdivision, provided same have not been violated, unless said violations have been released under Section 2001 of the Real Property Actions and Proceedings Law; and

     B. water line, sanitary sewer, drainage, gas line and main, electrical, telephone easements and other easements of record provided that, no building or other improvements, including Project signage, are located over the area covered by such easement or are adversely affected.

4.   PRICE AND MANNER OF PAYMENT.

     A.   The purchase price for the Partnership Interests shall
          be a total of Four Million One Hundred Eight Thousand Six Hundred and Ninety-Six and NO/100 ($4,108,696) (the "Purchase
          Price") payable at the option of each of the
          Contributing Partners by:  (i)  issuance of limited
          partnership units in the Buyer (the `Units") as
          described below; or (ii) payment at closing by check or
          wire transfer to an account designated by the
          Representative (hereinafter defined).

     B. Each of the Contributing Partners shall have the right to elect to receive their portion of the Purchase Price in cash or in Units, provided however that only those Contributing Partners who can establish that they are Accredited Investors under the securities laws may elect to receive Units. In the event that a Contributing Partner elects to receive Units, the number of Units they will receive will be equal to their percentage share of the Purchase Price as set forth on the attached Schedule A divided by the "Market Value" of a Unit. The Market Value of a Unit shall be equal to the average closing price for 5 consecutive trading days prior to, but not including, the Closing Date of a share of common stock of Home
          Properties of New York, Inc., ("HME") as listed on the New York Stock Exchange.

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

     C. No less than 5 business days prior to the Closing Date, the Representative shall notify the Buyer as to each of the Contributing Partner's election to receive cash or Units.

     D. The initial distribution payable with respect to Units issued as part of the Purchase Price shall be made on the date on which HME pays the dividend to the holders of its common stock that relates to the earnings for the calendar quarter in which the Units were issued and shall be pro-rated such that the Contributing Partners receiving Units shall receive a pro-rata distribution for the period from the date on which the Units were issued to and including the last day of the calendar quarter in which the Units were issued.

5. ADJUSTMENTS AT CLOSING. The following shall be adjusted and prorated between the Contributing Partners and the Buyer at Closing as if the Buyer was the owner of the Partnership Interests and the Property as of midnight of the night preceding the Closing Date and shall be paid in cash at
     Closing:

     A    current fiscal year real estate taxes,

     B    water charges,

     C    sewer charges,

     D    fuel,

     E    electricity,

     F all rentals and security deposits (including interest thereon) pursuant to the leases,

     G    charges under the Service Contracts,

     H    laundry income;

     I any other charges incurred with respect to the Property which the Partnership is obligated to pay; and

     J    Rents.

          (1) All rent payments due for the month of Closing shall be deemed collected by the Contributing Partners and prorated as between the parties as of the Closing.

          (2) All rent collected after Closing, for any period prior to Closing, shall belong to Contributing Partners and, if paid to Buyer, Buyer shall promptly send such rent to the Representative.

          (3) All rent collected by the Contributing Partners or the Partnership, prior to the Closing, for rental periods subsequent to Closing shall be paid to Buyer at Closing.

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

          (4) All rent collected by Buyer, the Partnership or the Contributing Partners for rental periods after the Closing shall belong to Buyer and, if paid to the Contributing Partners, the Contributing Partners shall promptly send such rent to Buyer.

          The Buyer agrees to use reasonable efforts after the Closing to collect delinquent rentals owed to the Partnership with respect to the Contributing Partners period of ownership, provided that nothing herein shall require Buyer or the Partnership to institute legal proceeding against any resident whose rental payments are delinquent. Any rents collected after Closing which are applicable to arrearages which arose during the Contributing Partners period of ownership shall be paid by the Partnership to the Representative, net of the expenses of collection. If Buyer fails to collect any rents due to the Contributing Partners within 90 days following the Closing, the Representative, on behalf of the Contributing Partners, may proceed to collect the same in his own name. Nothing herein shall make the Buyer liable to the Contributing Partners for any failure to collect arrearages.

          Any error in the calculation of adjustments shall be corrected subsequent to Closing with appropriate credits to be given based upon corrected adjustments, provided, however, that the adjustments (except if errors are caused by misrepresentations) shall be final upon expiration of the sixtieth day after Closing.

6. COSTS. Buyer shall pay all recording fees, Buyer's attorneys' fees, the costs of obtaining a binder or commitment from a title insurance company, the premium for Buyer's title insurance policy, and all other costs and expenses incidental to or in connection with closing this transaction customarily paid for by the purchaser of similar property.
     The Contributing Partners shall pay the transfer tax, attorneys' fees, if any, incurred by them in connection with this transaction, and all other costs and expenses incidental to or in connection with closing this transaction customarily paid for by the seller of similar property.

7. SEARCH AND SURVEY. The Representative shall furnish and deliver to the Buyer within ten (10) days after the date of this Agreement fully guaranteed tax, title and United States
     District Court searches, and searches under the Uniform Commercial Code of records in the appropriate offices as against the Partnership and the Contributing Partners, dated or redated subsequent hereto, and a copy of the most recent instrument survey of the Property. Prior to Closing, the Representative shall deliver to Buyer an update of the instrument survey previously delivered, dated or redated subsequent hereto certified to such persons and organizations as may be designated by Buyer, made by a land surveyor duly licensed by the State of New York, showing the boundaries of the land conveyed hereunder, all improvements thereon and the location of all easements, all improvements thereon and the location of all easements, rights-of-way or similar encroachments affecting same, prepared and certified in accordance with the code of practice adopted by the New
     York State Association of Professional Land Surveyors. Notwithstanding the foregoing, the redated survey must not differ in any material respects from the survey initially delivered to and reviewed by Buyer. The Contributing
     Partners shall pay for the continuation of said tax, title, United States District Court, local tax and Uniform
     Commercial Code searches to and including the date of Closing and for any required revenue stamps in connection with the transfer.

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

8.   TITLE DOCUMENTS.  At the time of Closing, each of the
     Contributing Partners shall   tender to Buyer an assignment of
     all their Partnership Interests in the Partnership free and clear from all liens and encumbrances as well as such amendments to the partnership agreement and certificates of the Partnership as shall be necessary or appropriate to effectuate the transfer. The Representative shall also deliver to Buyer a certificate of title and any necessary transfer documents relating to the Truck, a current rent roll ("Rent Roll") certified, as of the date of Closing, which shall include a list of all tenants, all rental obligations of each tenant with respect to the Property and all security deposits. At Closing, the Representative shall deliver complete originals of each lease listed on the Rent Roll. Finally, at Closing, the Representative shall deliver a fully executed Assignment of Contract in the form attached hereto as Exhibit E.

9. INSPECTION. Upon and after acceptance of this Agreement by the Contributing Partners, the Contributing Partners agree that Buyer and its authorized representatives shall have the right and privilege to enter upon the Property and the Partnership's offices, upon reasonable notice, during regular business hours, for the purpose of gathering such information and conducting such environmental and engineering studies or other tests and reviews as Buyer may deem appropriate and necessary. All such inspections, studies, tests and reviews shall be at Buyer's sole expense. The Contributing Partners agree to cooperate with Buyer by making available to Buyer such records, plans, drawings or other data as may be in their or the Partnership's possession or control relating to the Property and its operation; provided, however, that Buyer agrees to indemnify the Contributing Partners and the Partnership of and from any loss or damage occasioned by such entry, and agrees further to restore to its original condition, at Buyer's own cost and expense, any property disturbed by such entry.

10.  TITLE EXAMINATION; OBJECTIONS TO TITLE.

     A Within ten (10) banking days after receipt of the title and survey documents described in Section 7 above, Buyer agrees to furnish to the Representative a specification in writing of any objection to title that Buyer believes it is not required to take title subject to, which shall not include the exceptions permitted in Section 3 of this Agreement. The Representative may, but shall not be required to, bring any action or proceedings or take such other action as may be appropriate to render title to the Property marketable.

     B The Representative shall have ten (10) banking days from receipt of notice, if any, from Buyer of its title objections within which it must notify Buyer in writing if it cannot cure.

     C In the absence of such notice from the Representative, the Contributing Partners shall be obligated to cure the title objections, if any, made by Buyer. If the Representative notifies Buyer that it is unable to convey a good and marketable title to the property described above, subject to and in accordance with the provisions of this contract, then, except as hereinafter provided, Buyer may elect, by written notice to the Representative, to either:

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

          (5) terminate this Agreement by notice delivered to the Representative within five (5) banking days of receipt of the Representative's notice that it cannot cure the title objections, in which event, this Agreement shall wholly cease and terminate, and neither party shall have any further claim against the other by reason of this Agreement; or

          (6) proceed with the purchase, provided the Representative is able to obtain a commitment for title insurance and thereafter pay the premium for said title insurance endorsement(s) which insure the exception(s) on behalf of the Buyer.

     Notwithstanding anything to the contrary contained herein, Buyer may accept such title as the Contributing Partners may be able to convey, without reduction of the Purchase Price or any credit or allowance against the same and without any other liability on the part of the Contributing Partners and if Buyer elects to do so, the Contributing Partners shall have no right to terminate this Agreement as hereinabove provided.

     D If a search of the title discloses judgments, bankruptcies or other returns against other persons having names the same as or similar to that of the Partnership or the Contributing Partners, the Representative will on request deliver to Buyer an affidavit showing that such judgments, bankruptcies or other returns are not against the Partnership or the Contributing Partners.

     E The Representative agrees that, upon the request of the Buyer, it will provide an affidavit in such form and with such content as shall allow the Buyer to obtain a non-imputation endorsement to the title policy purchased by the Buyer.

11. USE OF PROPERTY. The Contributing Partners represent that the Property and any improvement thereon are in full compliance with restrictive covenants, statutes, ordinances, regulations, and/or other administrative enactments including, but not limited to building codes and zoning ordinances for the present use as a multi residential dwelling.

12. CLOSING DATE. The Closing shall occur within 15 days after the end of the Due Diligence Period (as hereinafter defined) (the "Closing" or "Closing Date") at the Buyer's office, or at such other time and place as may be mutually agreed upon.

13. POSSESSION. Buyer shall have possession and occupancy of the Property from and after the date of delivery of the assignments of Partnership Interests, subject only to matters herein provided for.

14. BROKER'S COMMISSION. The Contributing Partners represent to Buyer that they did not employ any broker in connection with this sale. The Buyer represents that it employed Joseph
     Sanfilippo as broker and agrees that it will pay any fees or
     commissions    due as a result of the Buyer's employment of
     that broker. The Contributing Partners and Buyer each agree to indemnify the other for any and all claims and expenses, including legal fees, if any other fees or commission is determined to be due by reason of the employment of any other broker by the indemnifying party. This representation and indemnity shall survive the Closing.

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

15. RISK OF LOSS. The risk of loss or damage to all or part of the Partnership's interest in the Property by fire or other casualty or by taking by eminent domain, until Closing, shall be assumed by the Contributing Partners and upon the happening of such event, Buyer shall have the election of terminating this Agreement without further liability hereunder, or of completing this purchase and receiving the Partnership's share of insurance monies, collectible for such loss or damage, or the award for such taking by eminent domain.

16.  CONDITIONS PRECEDENT.

     A It shall be a condition to Buyer's obligations to close that all of the representations and warranties of the Contributing Partners are true and correct as of the Closing;

     B It shall be a condition to Buyer's obligation to close that there are at Closing 120apartment units in rentable condition, that the remaining 15 apartments shall be in rentable condition, but for the need for general clean-up, re-painting and/or carpet replacement and that all 135 units are in compliance with federal, state, county or local laws, ordinances, rules and regulations;

     C Buyer shall have thirty (30) days after the date of this Agreement (the "Due Diligence Period") within which to review and inspect the Property and the Other Items (including, but not limited to, performing engineering and Phase I environmental studies), the Partnership's books and records pertaining to the Property and the Other Items, matters relating to zoning compliance and compliance by the Property and the Other Items with other applicable governmental regulations, the market in which the Property operates, the documents relating to the Existing Loan, the tax assessment on the Property as it relates to the Purchase Price and to the assessment on comparable properties and such other matters as Buyer shall deem reasonably necessary or appropriate in connection with the Property and the Other Items. If Buyer determines that it does not wish to purchase the Partnership Interests as a result of its findings during the Due Diligence Period and notifies the Representative of such decision within the Due Diligence Period, this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement. Buyer's failure to object within the Due Diligence Period shall be deemed a waiver by Buyer of the condition contained in this
          Section 16(C).

     D It shall also be a condition to Buyer's obligation to close that during the Due Diligence Period, the Buyer shall obtain the approval of the Board of Directors (the
          "Board") of its general partner - Home Properties of New York, Inc., - to the acquisition of the Partnership Interests on the terms and conditions described herein.
          If Buyer does not obtain the Board's approval within the Due Diligence Period, the Buyer shall promptly notify the Representative in which event this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement.
          Buyer's failure to notify the Representative within the Due Diligence Period of its failure to obtain Board approval shall be deemed a waiver by Buyer of the conditions contained in this Section 16(E).

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

     E It shall be a condition to Buyer's obligation to close that as of the Closing Date each of the Contributing Partners shall have provided the Buyer with an indemnification in the form of Exhibit B hereto and shall, upon execution of this Agreement, also have executed the Agency Agreement in the form attached hereto as Exhibit
          C whereby Joseph M. Lobozzo II (the "Representative") is appointed as the representative of the Contributing
          Partners.

          It is understood that the contingencies set forth herein are for Buyer's benefit and may be waived by Buyer at any time. If the above contingencies are not satisfied or waived by the Buyer, the Buyer shall have the right to terminate this Agreement by written notice to the Representative. In the event of such a termination, this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement.

17. ENVIRONMENTAL CERTIFICATION. By acceptance of this Agreement, each of the Contributing Partners represents, warrants, and certifies to Buyer that such Contributing Partner has no knowledge of any violation, and has received no notice of any violation of any applicable Environmental Laws (below defined). To the best of each of the Contributing Partner's knowledge, the Partnership and such Contributing Partner has not, nor has any other person, used, generated, stored, dumped, released, buried, dispersed or emitted any Hazardous Substance on the Property nor are there any transformers or underground tanks on the Property, nor is there a violation of any Environmental Laws with respect to the current use of the Property. "Environmental Laws" shall mean all federal, state and local environmental, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance and the rules, regulations, and orders with respect thereto. "Hazardous Substance" means, without limitation, any flammable, explosive or radioactive material, polychlorinated biphenyl, petroleum or petroleum product, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials, as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Appendix Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601, et seq.), Articles 15 and 27 of the New York State Environmental Conservation Law or any other Environmental Law and the regulations promulgated thereunder applicable on the effective date of this Agreement. From the date of acceptance hereof to and including the date of Closing, each of the Contributing Partners shall immediately provide Buyer with a copy of any notice, citation, complaint or other directive from any person, entity or governmental authority whereby the Partnership's or such Contributing Partner's compliance with Environmental Laws is called into question, and immediately notify Buyer of any new information or other developments which could tend to supplement or modify the information contained herein.

18.  REPRESENTATIONS AND WARRANTIES OF SELLER.  Each of the
     Contributing Partners represents and warrants to Buyer as of the date hereof and as of Closing, that:

     A To the best of such Contributing Partner's knowledge after due inquiry, the Partnership and such Contributing Partner has no liability or obligation of any nature which in any way affects or is related to the Property, the Other Items or

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

          the Partnership Interests whether now due or to become due, absolute, contingent or otherwise, including liabilities for taxes (or any interest or penalties thereto) other than disclosed in this Agreement.

     B To the best of such Contributing Partners' knowledge, after due inquiry, there is no litigation, proceeding or investigation pending, or to the knowledge of such Contributing Partners threatened, against or affecting the Partnership or such Contributing Partner that might affect or relate to the validity of this Agreement, any action taken or to be taken pursuant hereto, or the Property, the Other Items or the Partnership Interests or any part or the operation thereof, whether or not fully covered by insurance.

     C To the best of such Contributing Partners' knowledge after due inquiry, the Partnership has complied with and is not in default under, or in violation of, or received any notice that the Partnership, the Property or the Other
          Items may be in violation of, any law, ordinance, rule, regulation or code or condition in any approval or permit pursuant thereto (including without limitation, any zoning, sign, environmental, labor, safety, health or price or wage control, ordinance, rule, regulation or order of) applicable to the ownership, development, operation or maintenance of the Property or the Other
          Items.

     D To the best of such Contributing Partner's knowledge after due inquiry, there are no written leases affecting the Property with a term greater than one (1) year.

     E To the best of such Contributing Partner's knowledge after due inquiry, there is no pending condemnation of the Property, or any part thereof, or of any plans for improvements which might result in a special assessment against the Property.

     F Such Contributing Partner and, to the best of such Contributing Partner's knowledge, the Partnership has not received any written notice or request from any insurance company, Board of Fire Underwriters (or organization exercising functions similar thereto) requesting the performance of any work or alteration in respect of the Property or the Other Items.

     G Security deposits held by the Partnership will be correctly identified as of Closing with respect to the Property.

     H To the best of such Contributing Partner's knowledge after due inquiry, there are no Service Contracts with respect to the Property or the Other Items which will continue in effect after the Closing except as set forth on Schedule "B" attached hereto.

     I To the best of such Contributing Partner's knowledge after due inquiry, there are no executory contracts connected with the Property or the Other Items, except as set forth on Schedule "C" attached hereto. The Partnership and the Partnership's employees and agents have not let, and will not let any contracts for improvements to the Property which will not be fully completed and fully paid for prior to Closing.

     J Until Closing, the Partnership shall continue to fulfill all of its obligations under the terms of the Leases encumbering the Property, and under the Service
          Contracts, and the Partnership shall operate, maintain and repair all landscaping, buildings, fixtures and facilities, in accordance with normally accepted business

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

          principles, and the Partnership shall continue to operate the Property in a commercially reasonable manner.

     K    To the best of such Contributing Partner's knowledge   after
          due inquiry, the
          financial information previously provided to Buyer with respect to the Property is substantially accurate.

     L To the best of such Contributing Partner's knowledge after due inquiry, all of the ranges and refrigerators located within the apartment units are the property of the Partnership and not of the tenants.

     M This Agreement has been duly authorized, executed and delivered and constitutes a legal and binding obligation of such Contributing Partner, enforceable in accordance with its terms, except as may be limited by bankruptcy and other laws affecting creditors' rights generally.

     N Neither the entry into this Agreement, nor the carrying out of the transactions contemplated herein has resulted or will result in any violation of, or be in conflict with, or result in the creation of, any mortgage, lien, encumbrance or charge (other than those contemplated hereby) upon any of the properties or assets of the Partnership or the Contributing Partner pursuant to, or constitute a default under, any certificate of incorporation, by-law, partnership agreement, or mortgage, indenture, contract, agreement, instrument, franchise, permit, judgment, decree, order, statute, rule or regulation applicable to the Partnership, the Contributing Partner or the Property.

     O To the best of such Contributing Partner's knowledge, no consent or approval by, or authorization of, or filing, registration or qualification with, any federal, state or local governmental authority, bureau, department or agency, or any corporation, person or other entity is required as of the Closing either for the execution, delivery or performance of this Agreement by such Contributing Partner, or in connection with the consummation by such Contributing Partner of the transactions contemplated by this Agreement.

     P The Partnership is now, or will be on the Closing Date, the lawful owner of 100% of the fee interest in the Property and the Other Items.

     Q The Contributing Partners have the interests in the Partnership as indicated on the attached Schedule A.

     The representations and warranties of the Contributing Partners contained in this Agreement, the statements in any Exhibit or Schedules attached to this Agreement, or other instruments furnished to Buyer at or prior to Closing pursuant to this Agreement, or in connection with the transactions contemplated pursuant to this Agreement, do not contain any untrue statements of a material fact, or fail to state a material fact necessary to make it not misleading.

     The representations and warranties contained herein shall survive delivery of the assignment of the Partnership
     Interests and shall not merge therein.

     Each of the Contributing Partners acknowledges that each of the representations made by it in this paragraph 18 and elsewhere in this Agreement is material to Buyer hereunder. As to any representation or warranty set forth herein, each of the

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

     Contributing Partners shall indemnify, defend and hold Buyer safe and harmless from and against any and all loss, damage, claim, counterclaim, cause of action, cost or expense, including, without limitation, reasonable attorneys' fees and disbursements at both trial and appellate levels, suffered, paid or incurred by, or asserted against Buyer, directly or indirectly, whether foreseen or unforeseen, and whether for personal injury or death or for property damage or otherwise by reason of such Contributing Partner's breach of any warranty or obligation under this Agreement or if any representation of such Contributing Partner in this Agreement is wholly or partially untrue.

     Irrespective of anything to the contrary contained herein the representations and warranties of the Contributing Partners, herein contained, shall expire and be of no further effect upon the expiration of 12 months after Closing. This expiration shall not apply to any breach of warranty or representation which arises out of an intentional material misrepresentation made by any Contributing Partner.

19. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as of the date hereof and as of the Closing:

          (a) Buyer is and will be as of the date of Closing duly organized, validly existing and in good standing under the laws of the State of New York and has all the requisite power and authority to enter into and carry out this Agreement according to its terms.

          (b) Subject to the receipt of the approval of the Board, this Agreement has been duly authorized, executed and delivered and constitutes a legal and binding obligation of Buyer, enforceable in accordance with its terms, except as may be limited by bankruptcy and other laws affecting creditors' rights generally.

          (c) To the best of its knowledge after due inquiry, there is no litigation, proceeding or investigation pending, or to the knowledge of Buyer threatened, against or affecting Buyer or the partners of Buyer that might affect or relate to the validity of this Agreement or any action taken or to be taken pursuant hereto, or that might have a material adverse effect on the business or operations of the Buyer.

          (d) Buyer will cause the Partnership to pay and does hereby indemnify the Partners against any obligations of the Partners to pay the legal fees owed to James S.
          Grossman, Esq. in connection with the reduction in the real property assessment of the Property to take effect on September 1, 1997, provided that the amount of those fees shall not exceed 50% of the savings resulting from that lower assessment realized with respect to the 1997/1998 town and school tax and the 1998 county tax.

20. ASSIGNMENT. This Agreement, and all rights of Buyer hereunder, may be assigned by Buyer to any affiliate without the Contributing Partners' or the Representative's prior consent. Any other assignment by Buyer shall require the Representative's prior written consent, which consent shall not be unreasonably withheld. Any assignment by the Buyer shall not relieve the Buyer of any obligation of the Buyer created by this Agreement.


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



21. NOTICE. All notices given pursuant to any provisions of this Agreement shall be in writing and shall be effective only if delivered personally, or sent by registered or certified mail, postage prepaid or sent by a national over-night carrier, to the addresses set forth below:

To the Contributing Partners  Joseph M. Lobozzo II
c/o their Representative:     c/o JML Optical Industries, Inc.
                              690 Portland Avenue
                              Rochester, NY 14621-5196

To Buyer:                     HOME PROPERTIES OF NEW YORK, L.P.
                              Attn:  Norman Leenhouts, Chairman
                              850 Clinton Square
                              Rochester, New York  14604

22. PLANS. The Contributing Partners agree to provide Buyer with all plans and architectural drawings in their possession for the improvements completed at the Property, including, without limitation, all "as-built" plans in their possession and the Contributing Partners further agree that they will endeavor to turn over the same to Buyer promptly upon execution of this Agreement.

23. APPLICABLE LAW. This Agreement shall be construed and governed in accordance with the laws of the State of New York.

24. ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement between the parties, and any and all prior understandings or agreements, whether written or oral, are hereby merged into this Agreement. This Agreement cannot be modified except by a written instrument signed by the parties hereto.

25. BINDING AGREEMENT. This Agreement shall not be binding or effective until properly executed by Buyer and Seller.

26. CONFIDENTIALITY. By execution of this Agreement and except as otherwise provided herein, prior to the Closing each of the Contributing Partners and Buyer agree to keep any and all information with respect to the transactions contemplated by this Agreement strictly confidential, and will not disclose any such information, without the other's prior written consent. Buyer may disclose the existence of this Agreement to the extent necessary to conduct its due diligence with respect to the Property.

27. FINANCIAL ACCESS. The Representative will provide a signed representation letter as prescribed by Generally Accepted Auditing Standards as promulgated by the Auditing standards Division of the American Institute of Public Accountants which representation is required to enable an Independent Public Accountant to render an opinion on such financial statements. The Contributing Partners will provide access by Buyer's representatives, to all financial and other information relating to the Property as is sufficient to enable them to prepare audited financial statements, at Buyer's expense, in conformity with Regulation S-X of the Securities and Exchange Commission (the


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


     "Commission") and any registration statement, report or disclosure statement required to be filed with the Commission.

28. PRE-TRANSFER PARTNERSHIP LIABILITIES. Buyer agrees to assume only those liabilities with respect to the Partnership, the Partnership Interests and the Property as are specifically described herein. To insure payment of any additional liabilities not assumed by the Buyer herein, Buyer and the Contributing Partners will enter into the Agreement attached hereto as Exhibit D relating to the escrow of certain funds to pay for any such additional liabilities (the "Escrow Agreement'). To the extent that there are now or in the future any additional liabilities not assumed by the Buyer herein and not paid for from the proceeds held under the Escrow Agreement, the Contributing Partners shall assume responsibility for those payments.

     IN WITNESS WHEREOF, the parties hereto have caused this Instrument to be executed as of the day and date first above written.

               HOME PROPERTIES OF NEW YORK, L.P.
               By:       Home Properties of New York, Inc.
                         General Partner

               By:       /s/ Norman Leenhouts
                         -----------------------------

               Title:    Chairman
                         -----------------------------

               For purposes of agreeing to perform the
               obligations of the Representative hereunder.


                         /s/ Joseph M. Lobozzo II
                         -----------------------------
                         Joseph M. Lobozzo II


                         CONTRIBUTING PARTNERS


                         /s/ Joseph M. Lobozzo II
                         -----------------------------
                         Joseph M. Lobozzo II


                         /s/ Michael E. McCusker
                         -----------------------------
                         Michael E. McCusker


                         /s/ Claude S. Fedele
                         -----------------------------
                         Claude S. Fedele


                         /s/ Geraldine B. Lynch
                         -----------------------------
                         Geraldine B. Lynch


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


                         /s/ Richard L. Bachelder
                         -----------------------------
                         Richard L. Bachelder


                         /s/ Michael A. Julia POA
                         -----------------------------
                         Jack P. Schifano

September 24, 1997






Mr. Joseph M. Lobozzo II
c/o JML Optical Industries Inc.
690 Portland Avenue
Rochester, New York 14621-5196

Re:  Acquisition of Hillcourt Apartments South Company and
     Hudson Arms Apartments

Dear Joe:

Based upon our further discussion, we are prepared to remove our due diligence contingency and proceed to close the purchase of subject properties in accordance with the purchase and sale agreements dated June 17, 1997 with the following revisions:

1. The purchase price is to be revised from $7,000,000 for the two properties to $6,600,000 with the adjustment allocated between the two properties on a pro rata basis using the original contract selling prices as a basis for that proration; and

2. For those partners electing to receive Home Properties' operating partnership units, the price is to be set at $2411/16 ($24.6875).

With your prompt acceptance, we would expect to close this transaction during the middle or late days of October.

I have provided for your acceptance below.

Sincerely,



Norman P. Leenhouts
Chairman

NPL:bsl

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

HOME PROPERTIES OF NEW YORK, L.P.
By: Homes Properties of New York, Inc.
General Partner


/s/ Norman P. Leenhouts
------------------------------
Norman P. Leenhouts, Chairman


For purposes of agreeing to perform the obligations of the Representatives hereunder.



/s/ Joseph M. Lobozzo II
------------------------------
Joseph M. Lobozzo II



CONTRIBUTING PARTNERS FOR HUDSON ARMS APARTMENTS



/s/ Joseph M. Lobozzo II
------------------------------
Joseph M. Lobozzo II



/s/ Michael E. McCusker
------------------------------
Michael E. McCusker



/s/ Claude S. Fedele
------------------------------
Claude S. Fedele



/s/ Geraldine B. Lynch
------------------------------
Geraldine B. Lynch



Richard L. Bachelder
------------------------------
Richard L. Bachelder

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



/s/ Michael A. Julian, Power of Attorney for
------------------------------
Jack P. Schifano


FOR CONTRIBUTING PARTNERS OF HILLCOURT APARTMENTS SOUTH COMPANY


/s/ Joseph M. Lobozzo II
------------------------------
Joseph M. Lobozzo II



/s/ Gabriel W. Gruttadaro
------------------------------
Gabriel W. Gruttadaro



/s/ Anthony M. Julian
------------------------------
Anthony M. Julian



/s/ John DiProsa
------------------------------
John DiProsa

Page 3